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                                                                   Exhibit 10.23



                                   AGREEMENT

     This agreement is made on the 17th day of October, 1997 between BAKER & TAYLOR INC. (hereinafter "BTE") and WEST COAST ENTERTAINMENT CORPORATION (hereinafter "WCE").

     WHEREAS, BTE desires to sell and WCE desires to purchase certain video products and related products, the parties agree as follows:

1. Superseding Previous Agreement

     The parties had previously entered an agreement on this subject matter dated October 28, 1996. This Agreement supersedes the agreement dated October 28, 1996 in its entirety.

2. Products and Pricing

     a. WCE and BTE will mutually negotiate rental products pricing.
     b. Catalog sell-thru products will be priced at 38% off the retail price.
     c. New release, hit sell-thru titles will be priced and bid on a title by title basis.
     d. Accessories will be priced at BTE's dealer cost.

3. Payment Terms

     WCE will pay BTE all invoices submitted hereunder within 60 days from invoice date. Any different dating related to a special program such as catalog orders for new store openings must be agreed to by both parties in writing prior to shipment of product.

     WCE shall pay interest at the rate of 15% per annum on any past due balance which remains unpaid after 7 days written notification of such delinquency to WCE.

4. Returns

     a. WCE will be eligible to return up to 50% of all catalog sell-thru purchased from BTE. Product must be eligible for return (ie. not on moratorium, final sale). Returns must be requested quarterly, and unused accruals do not roll forward from quarter to quarter.

     b. To return product, WCE must call BTE's customer service department within ninety (90) days of receipt of the product to be returned to obtain a Return Authorization number (RA). The product must be returned by WCE within thirty (30) days of receipt of the RA number.

     c. WCE shall be allowed to return defective product not to exceed 1% of any single video title. BTE's only obligation with respect to defective product will be to issue a replacement to WCE.


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     d. Returns will be processed by BTE and credit memos delivered to WCE within sixty (60) days after BTE's receipt of the product returned in accordance with Paragraph 4, A and B above, and must provide that the credit issued therein may be taken immediately. No deductions from payments are allowed prior to the issuance of a credit memo for returned product.

     e. WCE agrees that credits issued for the RA numbers listed on the Attachment A will not be available for reduction of payments until the 4th quarter program is due to BTE (after all authorized returns have been received and processed by BTE), estimated to be no later than February 1, 1998.

     f. All products returned by WCE to BTE must be with the original manufacturer's shrink wrap intact (defective returns excepted) and free of all stickers and other any other markings applied to the product by WCE. Any product returned not in compliance with the preceding sentence will be subject to a removal fee of $.15 per unit.

     g. A full copy of BTE's return policy is attached hereto and incorporated by reference herein. Should any inconsistencies exist between the terms of BTE's return policy attached hereto and this agreement, the terms contained within this agreement shall prevail.

5. Advertising

     a. WCE & BTE will mutually negotiate advertising accruals, on a title per title basis on net sales of rental product purchased from BTE prior to the pre-order date published in BTE's Marquee. Fund performance periods will be communicated for each title.

     b. WCE will earn a 4% accrual, exclusive of MDF, on net sales of sell-thru catalog from studios that offer catalog coop. Funds must be used no later than ninety (90) days from allocation or according to studio guidelines.

     c. WCE agrees that credits issued for the 4th Quarter mailing as referenced on Attachment B will not be available for reduction of payment until the final 4th quarter program is due to BTE (after all authorized returns have been received and processed by BTE), estimated to be no later than February 1, 1998.

     d. A copy of BTE's coop policy must be adhered to, a copy of which is attached as Attachment B and incorporated by reference herein. (All studio and BTE policies must be adhered to by WCE. Should any inconsistencies exist between the terms of BTE's coop policy attached hereto and this agreement, the terms contained within this agreement shall prevail.

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     e. Reimbursement will be made in the form of credit memos issued no later than sixty (60) days from BTE's receipt and corresponding chargeback of WCE's proper proof of performance as defined by BTE's coop policy.

     f. No deductions from payment will be allowed for any coop advertising claims prior to the issuance of a credit memo by BTE.

6. Ordering, Shipping and Handling

     a. WCE shall contact the designated BTE telemarketing branch to place all orders for product. However, WCE agrees that all replenishment of 4th Quarter sell-thru product shall be placed via BTE's TalkMedia automated order system.

     b. BTE will pay all UPS Ground freight costs for all shipments from BTE shipping warehouses directly to WCE store locations within the continental US (as directed by WCE).

     c. BTE will consolidate shipments using its build order system in order to save freight and reduce paperwork. Consolidation rules will be jointly established by WCE and BTE.

     d. Under any and all circumstances, risk of loss shall be upon BTE until the goods are delivered to WCE.

     e. BTE will make commercially reasonable efforts to cause all shipment and deliveries to be timely, subject to each studio's timely delivery of product to BTE. WCE agrees that product will not be displayed and/or sold of prior to the official street date as specified by each studio. WCE agrees that it is responsible for any penalties imposed by any studio associated with WCE displaying and/or sales of product prior to street date.

7. Credit Line

     BTE will periodically review WCE's financial information and other such information as it deems appropriate to establish a credit line for WCE. BTE reserves the right to change such credit line with prior written notice to WCE.

8. Notices

     All notices given by either party shall be in writing and shall be sent by a nationally recognized overnight courier, by hand delivery, receipt acknowledged, or by registered or certified mail, return receipt requested, to the parties at the following addresses:



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          If to BTE:          Baker & Taylor, Inc.
                              c/o Baker & Taylor Entertainment
                              8140 N. Lehigh Avenue
                              Morton Grove, IL 60053
                              Attn: Vice President, Finance

          If to WCE:          West Coast Entertainment Corporation
                              One Summit Square, Suite 200
                              Rte. 413 & Doublewoods Road
                              Newton, PA 19047
                              Attn: Richard Kelly

     All notices given by courier or by hand delivery will be deemed delivered when actually delivered and all notices given by registered or certified mail will be deemed delivered five (5) days after deposit with the US Postal Service. Any change of address notice given by party will not be deemed given until actually receive by the recipient party.

9. Term & Termination

     a. The term of this Agreement shall be one year from the date of its execution. This Agreement shall automatically renew for succeeding additional one-year, terms provided however that this agreement may be canceled by either party upon not less than sixty (60) days written notice to the other party. The Agreement will be subject to any revisions of terms which have been agreed upon by the parties not less than thirty (30) days prior to any scheduled termination (and the parties acknowledge that neither will have an obligation to agree to terms).

     b. Either party may cancel the agreement without cause given thirty (30) days prior written notice.

     c. In the event of a breach or default by either party, the other party shall have the right to terminate this agreement immediately. The party making such termination for cause shall send written notice of the termination to the breaching or defaulting party.

     d. Each party shall indemnify and hold the other harmless from and against any and all direct and actual damages, losses, claims, costs and expenses (including reasonable attorney's fees and interest at the rate of 15% per annum on any amount in default) arising of or in connection with any breach by the other of any of its obligations under this Agreement (this indemnity shall survive the expiration or termination of this Agreement). Neither party will be liable to the other for indirect or consequential damages.

     e. Termination of this agreement by either party, or upon the expiration of this agreement will not effect: (1) the obligations of either party already accrued prior to the effective date of expiration or termination of the agreement (including obligations with respect to returned product). (2) the rights of either



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        party with respect to any breach of this Agreement, (3) WCE's rights to market, promote, sell or return product, which were in WCE's inventory at the time of expiration or termination, (4) those obligations of the parties that, by their terms, survive termination or expiration of this Agreement.

     f. In the event of expiration or termination, WCE agrees to promptly reconcile accounts payable with BTE. BTE and WCE agree to promptly reconcile rebates, coop credits, returns and other credits and make final payment in good funds within 60 days of the termination of this agreement.

10. Compliance and Default

     a. BTE shall be WCE's primary (1st source) supplier of sell-through catalog product for all of its stores, including stores which are opened or acquired during the term of this Agreement. Accordingly, all of WCE's order for sell-through catalog product shall be made to BTE prior to being requested from any other supplier. If BTE is unable to fill an order for a particular title, in a reasonable period of time, WCE shall order said title from another supplier. This provision may be limited by the credit line established by BTE.

     b. An event of default by either party is defined to mean:

          (1) WCE failing to use BTE as its primary supplier of sell-through catalog product as defined in the preceding paragraph, or
          (2) Failure to make, observe or perform any condition or obligation as required in this agreement, or
          (3) The filing of a voluntary petition in bankruptcy by either party, or
          (4) The filing of an involuntary petition filed against either party, the appointment of a receiver or trustee by either party, the extension of an assignment for the benefit of credits of either party.

     c. In the event of a default by WCE, BTE shall have the right to eliminate all discounts, free freight and coop privileges (excluding funds previously accrued), such elimination to be effective as of the date of default. WCE shall, within ten (10) business days of notification from BTE reimburse BTE for any discounts, free freight or coop privileges which are forfeited under this provision.

     d. The option to terminate this Agreement shall be in addition to, and not in lieu of any other remedy available to the terminating party under this Agreement or at law equity, all such remedies being cumulative.

11. Miscellaneous

     This agreement contains the entire understanding of the parties, and there are no representations, warranties, convenants, or undertakings other than those expressly set forth herein. All prior negotiations, commitments, representations and undertakings of the parties on this subject matter are merged in this Agreement.

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     All provisions of this Agreement shall be binding upon the respective successors, assigns, administrators and representatives of the parties.

     Neither party may assign its rights under this Agreement without the prior written consent of the other party.

     This Agreement shall be deemed to have been jointly drafted, such that no alleged ambiguity in the language of this Agreement shall be construed against either of the parties.

     Amendments or modifications to this Agreement must be in writing and signed by both parties.

     Neither party will be liable for any failure to perform, or delay in the performance of any of its obligations hereunder (not will same constitute and Event of Default) if and to the extent the failure or delay is caused, directly or indirectly, by events beyond its control, such as acts of God, acts of the public enemy; acts of any governmental body in its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes or other labor disputes (except strikes or labor disputes that are not industry wide, but are brought against WCE or BTE solely), freight embargoes and or unusually severe weather. Lack of funds by either party will not excuse its timely performance or its obligations hereunder. In the event of an occurrence described in the first sentence, the non-performing party affected will be excused from further performance or observance of the obligator(s) so affected for as long as such circumstances prevail and if the party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay.

     This Agreement shall be construed in accordance with the laws and the State of Illinois without giving effect to the choice of law rules thereof.

     The Waiver or failure of either party to exercise in any respect any right provided for herein will not be deemed a waiver of any further right hereunder.

     The provisions of this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and each of their respective successors and assigns.

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     Both parties warrant that the representatives who have signed below for each of them, respectively, has the authority to bind the party for whom he or she signs.

     Entered the date written above.


BAKER & TAYLOR, INC.

By Baker & Taylor Entertainment


By: /s/ Sherri L. Sawyer             [seal]
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Title: CFO
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Printed Name: Sherri L. Sawyer
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WEST COAST ENTERTAINMENT CORPORATION


By: /s/ Richard Kelly                [seal]
   ----------------------------------

Title: CFO
       ------------------------------

Printed Name: RICHARD KELLY
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